TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2010 RESULTS
~ Third Quarter Earnings per Share Increase 43.3% to $0.43 vs. $0.30 ~
~ Third Quarter Same-Store Sales Increase 5.0% ~
~ Raises Full Year 2010 Net Sales and EPS Guidance ~

Brentwood, Tennessee, October 20, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 25, 2010.

Third Quarter Results
Net sales increased 10.9% to $829.1 million from $747.7 million in the prior year’s third quarter.  Same-store sales increased 5.0% compared with a 5.1% decrease in the prior-year period.  This same-store sales increase was broad-based and driven by continued strength in consumable, usable and edible (CUE) products, principally animal and pet-related merchandise.  Seasonal warm-weather items and apparel also performed well during the quarter.

Gross margin increased 13.5% to $279.1 million, or 33.7% of sales, compared to $246.0 million, or 32.9% of sales, in the prior year’s third quarter.  The improvement in gross margin is primarily due to expanded direct product margin and a decrease in the LIFO provision partially offset by increased transportation costs. The direct product margin improvement resulted from strategic sourcing, markdown management and more effective pricing.

Selling, general and administrative expenses, including depreciation and amortization, improved to 27.5% of sales for the third quarter compared to 28.1% of sales in the prior year’s third quarter.  This improvement was primarily due to sales growth and expense management.

Net income for the quarter was $32.0 million, or $0.43 per diluted share, compared to $22.0 million, or $0.30 per diluted share, in the prior year’s third quarter.  All references to per-share amounts reflect a two-for-one stock split that was effective on September 2, 2010.

The Company opened nine new stores in the quarter compared to 17 new store openings and one relocation in the prior year’s third quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased that our results for the quarter reflect broad-based strength across the business and high store traffic in all markets.  We maintained solid in-stock positions and served our customers’ rural lifestyle needs as the team continued to enhance execution in merchandising, inventory management, and marketing.  As a result, we exceeded our expectations for the top- and bottom-line while achieving gross margin expansion and SG&A leverage.”

First Nine Months Results
For the first nine months of 2010, net sales increased 11.1% to $2.61 billion.  Same-store sales increased 4.8% compared with a 1.7% decrease in the first nine months of 2009.  Gross margin increased 15.7% to $866.8 million in comparison to the first nine months of 2009.  As a percent of sales, gross margin was 33.3% of sales compared to 32.0% of sales for the first nine months of 2009.

Selling, general and administrative expenses, including depreciation and amortization, improved to 26.1% of sales compared to 26.6% of sales for the first nine months of 2009.

Net income for the first nine months of 2010 was $117.8 million, or $1.58 per diluted share, compared to net income of $77.2 million, or $1.06 per diluted share, for the first nine months of 2009.

During the first nine months of 2010, the Company opened 47 new stores and closed one store compared to 58 new store openings, two relocations and one closure during the first nine months of 2009.

Company Outlook
The Company raised its expectation for net sales for fiscal 2010 to a range of $3.53 billion to $3.55 billion compared to its previously expected range of $3.49 billion to $3.53 billion.  For the year, the Company anticipates same-store sales will increase 4.0% to 4.5% compared to its previous expectation of an increase of 2.5% to 3.5%.  The Company now anticipates annual net income to range from $2.09 to $2.13 per diluted share compared to its previous guidance of $2.00 to $2.05, which reflects a two-for-one stock split.

Mr. Wright concluded, “In 2010, we have demonstrated our ability to grow and improve the business while driving shareholder value.  With the right strategies, capital structure and talent in place, we are increasingly confident in our outlook for fiscal 2010 and continuing to build on our momentum for the long-term.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes through November 3, 2010.

About Tractor Supply Company
At September 25, 2010, Tractor Supply Company operated 976 stores in 44 states.  The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, on-going and potential legal or regulatory proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	September 25, 2010		September 26, 2009		September 25, 2010		September 26, 2009

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$829,114	100.0%	$747,730	100.0%	$2,605,687	100.0%	$2,344,405	100.0%
Cost of merchandise sold	549,975	66.3	501,692	67.1	1,738,861	66.7	1,595,133	68.0
Gross margin	279,139	33.7	246,038	32.9	866,826	33.3	749,272	32.0

Selling, general and administrative xpenses	210,779	25.4	193,820	25.9	627,913	24.1	575,239	24.5
Depreciation and amortization	17,502	2.1	16,421	2.2	51,313	2.0	48,757	2.1

Income from operations	50,858	6.2	35,797	4.8	187,600	7.2	125,276	5.4
Interest expense, net	38	0.0	461	0.1	597	0.0	1,139	0.1

Income before income taxes	50,820	6.2	35,336	4.7	187,003	7.2	124,137	5.3
Income tax expense	18,803	2.3	13,357	1.8	69,191	2.7	46,924	2.0
Net income	32,017	3.9%	21,979	2.9%	117,812	4.5%	77,213	3.3%

Net income per share:
Basic	$0.44		$0.30		$1.62		$1.07
Diluted	$0.43		$0.30		$1.58		$1.06

Weighted average shares outstanding (000’s):
Basic	72,600		72,068		72,525		71,909
Diluted	74,932		73,422		74,536		73,181

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 25, 2010	September 26, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$170,920	$94,871
Short-term investments	15,913	--
Inventories	758,683	703,989
Prepaid expenses and other current assets	50,570	40,433
Deferred income taxes	15,584	11,361
Total current assets	1,011,670	850,654

Property and equipment, net	385,223	362,741
Goodwill	10,258	10,258
Deferred income taxes	13,210	13,185
Other assets	7,697	5,259

TOTAL ASSETS	$1,428,058	$1,242,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$348,610	$356,822
Accrued employee compensation	30,041	21,138
Other accrued expenses	104,164	84,664
Current portion of capital lease obligations	344	414
Total current liabilities	483,159	463,038

Revolving credit loan	--	--
Capital lease obligations	1,151	1,534
Deferred rent	67,567	60,832
Other long-term liabilities	29,838	23,152
Total liabilities	581,715	548,556

Stockholders’ equity:
Common stock	628	618
Additional paid-in capital	224,113	184,727
Treasury stock	(242,096)	(214,690)
Retained earnings	863,698	722,886
Total stockholders’ equity	846,343	693,541

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,428,058	$1,242,097

*Accrued employee compensation, other accrued expenses, deferred rent, other long-term liabilities, common stock and additional paid-in capital have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)
	NINE MONTHS ENDED
	September 25, 2010	September 26, 2009*
Cash flows from operating activities:
Net income	$117,812	$77,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,313	48,757
Loss on sale of property and equipment	632	165
Stock compensation expense	8,754	9,159
Deferred income taxes	206	(9,143)
Change in assets and liabilities:
Inventories	(157,434)	(100,554)
Prepaid expenses and other current assets	(8,253)	3,029
Accounts payable	75,402	69,994
Accrued expenses	10,785	4,696
Income taxes payable	(7,605)	(1,554)
Other	2,905	9,262

Net cash provided by operating activities	94,517	111,024

Cash flows from investing activities:
Capital expenditures	(67,086)	(49,435)
Proceeds from sale of property and equipment	292	44
Purchases of short-term investments	(15,913)	--

Net cash used in investing activities	(82,707)	(49,391)

Cash flows from financing activities:
Borrowings under revolving credit agreement	--	274,033
Repayments under revolving credit agreement	--	(274,033)
Tax benefit of stock options exercised	6,993	2,924
Principal payments under capital lease obligations	(304)	(399)
Restricted stock units withheld to satisfy tax obligations	(657)	--
Repurchase of common stock	(22,892)	(10,775)
Net proceeds from issuance of common stock	18,372	4,499
Cash dividends paid to stockholders	(15,253)	--

Net cash used in financing activities	(13,741)	(3,751)

Net (decrease) increase in cash and equivalents	(1,931)	57,882

Cash and cash equivalents at beginning of period	172,851	36,989

Cash and cash equivalents at end of period	$170,920	$94,871

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$128	$776
Income taxes	76,381	53,312

* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
	(Unaudited)		(Unaudited)
Sales Information:
Same-store sales increase (decrease)	5.0%	(5.1)%	4.8%	(1.7)%
Non-comp sales (% of total sales)	5.3%	6.8%	5.7%	7.4%

Average transaction value	$39.75	$40.14	$41.35	$42.00
Comp average transaction value decrease	(1.3)%	(10.4)%	(1.9)%	(6.7)%
Comp average transaction count increase	6.3%	5.9%	6.8%	5.4%

Store Count Information:
Beginning of period	967	895	930	855
New stores opened	9	17	47	58
Stores closed	--	--	(1)	(1)
End of period	976	912	976	912

Relocated stores	--	1	--	2

Pre-opening costs (000’s)	$1,551	$1,873	$5,220	$6,246

LIFO provision (000’s) (a)	$(3,451)	$1,896	$(78)	$8,433

Balance Sheet Information:
Average inventory per store (000’s) (b)	$795.9	$820.1	$795.9	$820.1
Inventory turns (annualized)	2.82	2.70	2.98	2.82
Financed inventory (b)	38.6%	44.9%	38.6%	44.9%
Share repurchase program:
Cost (000’s)	$9,196	$915	$22,892	$10,775
Average purchase price per share (c)	$33.64	$23.57	$31.87	$16.78

(a) The 2010 LIFO credit is based on a projected annual provision of approximately $(189,000) for fiscal 2010.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Reflects a split effected purchase price.